EXHIBIT 3
                                       Audited Consolidated Financial Statements
                                                dated December 31, 2003 and 2002
                                                         and for the years ended
                                                December 31, 2003, 2002 and 2001



MANAGEMENT'S REPORT







These financial statements are the responsibility of the management of Petrofund Corp. ("Management"). They have been prepared in accordance with Canadian generally accepted accounting principles using Management's best estimates and judgments, where appropriate.


Management is responsible for the reliability and integrity of the consolidated financial statements, notes to the consolidated financial statements and other financial information contained in this report. Estimates are sometimes necessary in the preparation of these statements because a precise determination of some assets and liabilities depends on future events. Management has based these estimates on careful judgments and believes they are properly reflected in the accompanying financial statements. Management is also responsible for maintaining a system of internal controls designed to provide reasonable assurance that assets are safeguarded and that accounting systems provide timely, accurate and reliable financial information.


The Board of Directors of Petrofund is responsible for ensuring that Management fulfils its responsibilities for financial reporting and internal controls. The Board meets with Management to ensure that Management's responsibilities are fulfilled, to review financial statements and to recommend approval of the financial statements. An independent auditor appointed by the unitholders, Deloitte & Touche LLP, has audited the financial statements of Petrofund in accordance with Canadian generally accepted auditing standards and has provided an independent professional opinion.






Jeffery E. Errico                                Vince Moyer
President                                        Senior Vice-President, Finance
& Chief Executive Officer                        & Chief Financial Officer


Calgary, Alberta
February 6, 2004

AUDITORS' REPORT






To the Unitholders of Petrofund Energy Trust:


We have audited the consolidated balance sheet of Petrofund Energy Trust (an Ontario open-ended investment trust) as at December 31, 2003 and 2002 and the consolidated statements of operations, unitholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of Petrofund Corp. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Petrofund Energy Trust as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.


The consolidated financial statements of Petrofund Energy Trust for the year ended December 31, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an opinion without reservation on those financial statements in their report dated February 14, 2002.





Deloitte & Touche LLP
Chartered Accountants

Calgary, Alberta, Canada
February 6, 2004

THIS AUDITOR'S REPORT IS A COPY OF THE REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED




AUDITORS' REPORT

To the Unitholders of NCE Petrofund:

We have audited the consolidated balance sheet of NCE Petrofund (an Ontario open-ended investment trust) as at December 31, 2001 and 2002 and the consolidated statements of operations, unitholders' equity, cash flows and distributions accruing to unitholders for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the management of NCE Petrofund Management Corp. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of NCE Petrofund as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.





Calgary, Alberta                                          Arthur Anderson LLP
February 15, 2002                                       Chartered Accountants

Consolidated Balance Sheet
(thousands of dollars)


As at December 31,                                              2003                        2002
--------------------------------------------------------------------------- ----------------------------

Assets

Current assets
   Cash                                                    $      2,182                $       -
   Accounts receivable                                           48,268                    41,953
   Due from affiliates                                               -                        164
   Prepaid expenses                                              10,036                    10,090
--------------------------------------------------------------------------- ----------------------------

Total current assets                                             60,486                    52,207

Reclamation and abandonment reserve (Note 7)                      3,779                     3,001

Oil and gas royalty and property interests,
   at cost less accumulated depletion and depreciation
   of $468,208 (2002 - $354,309)  (Notes 2 and 3)               879,633                   835,366
--------------------------------------------------------------------------- ----------------------------
                                                           $    943,898                $  890,574
--------------------------------------------------------------------------- ----------------------------


Liabilities and unitholders' equity

Current liabilities
   Bank overdraft                                          $         -                 $    1,572
   Accounts payable and accrued liabilities                      36,684                    22,007
   Payable to affiliates (Note 4)                                    -                      2,168
   Current portion of capital lease obligations (Note 6)            356                     3,304
   Distributions payable to Unitholders                          53,452                    30,065
--------------------------------------------------------------------------- ----------------------------

Total current liabilities                                        90,492                    59,116

Long-term debt (Note 5)                                         109,707                   212,253
Capital lease obligations (Note 6)                                  608                     6,965
Future income taxes (Notes 2 and 15)                             77,005                   116,845
Accrued reclamation and abandonment costs                        16,846                    15,298
--------------------------------------------------------------------------- ----------------------------

Total liabilities                                               294,658                   410,477

Unitholders' equity (Notes 8 and 9)                             649,240                   480,097
--------------------------------------------------------------------------- ----------------------------
                                                           $    943,898                $  890,574
--------------------------------------------------------------------------- ----------------------------

Signed on behalf of Petrofund Energy Trust by  Petrofund Corp.:



Jeffery E. Errico, Director                            James E. Allard, Director

The accompanying notes to consolidated financial statements are an integral part of this consolidated balance sheet.

Consolidated Statement of Operations
 (thousands of dollars except per unit amounts)



For the years ended December 31,                              2003               2002                  2001
------------------------------------------------------------------------ -------------------- -------------------
Revenues
   Oil and gas sales                                      $  393,109         $   270,669          $  244,512
   Royalties, net of incentives                              (84,804)            (50,427)            (54,746)
------------------------------------------------------------------------ -------------------- -------------------
                                                             308,305             220,242             189,766
------------------------------------------------------------------------ -------------------- -------------------
Expenses
   Lease operating                                            91,251              74,774              48,237
   Management fee (Note 4)                                        -                4,728               5,307
   Interest on long-term debt (Note 5)                         8,748               8,291               7,806
   General and administrative (Note 4)                        13,047              15,514              14,436
   Capital taxes                                               2,454               2,137               1,719
   Depletion and depreciation                                113,899              98,777              68,453
   Provision for reclamation and abandonment                   6,199               5,856               3,680
   Internalization of management contract (Note 9)            30,850                  -                    -
------------------------------------------------------------------------ -------------------- -------------------
                                                             266,448             210,077             149,638
------------------------------------------------------------------------ -------------------- -------------------

Income before provision for income taxes                      41,857              10,165              40,128
------------------------------------------------------------------------ -------------------- -------------------

Provision for (recovery of) income taxes (Note 15)
   Current                                                       569                  38               1,701
   Future                                                    (44,516)            (14,252)            (15,561)
------------------------------------------------------------------------ -------------------- -------------------
                                                             (43,947)            (14,214)            (13,860)
------------------------------------------------------------------------ -------------------- -------------------

Net income                                                $   85,804         $    24,379          $   53,988
------------------------------------------------------------------------ -------------------- -------------------

Net income per trust unit (Notes 2 and 16)
   Basic                                                  $     1.41         $      0.49          $     1.71
   Diluted                                                $     1.40         $      0.49          $     1.71

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

Consolidated Statement Of Unitholders' Equity
(thousands of dollars)


For the years ended December 31,                                                      2003              2002             2001
---------------------------------------------------------------------------- ------------------ ----------------- --------------

Balance, beginning of year                                                    $    480,097      $   398,702       $  136,812

Units issued, net of issue costs (Note 8)                                          226,325          154,460          318,548


Exchangeable shares issued/ converted to Trust units  (Note 10)                     10,518              -                 -


Redemption of exchangeable shares (Note 10)                                         (2,792)             -                 -

Net income                                                                          85,804           24,379           53,988

Distributions accruing to Unitholders (Note 12)                                   (150,712)         (97,444)        (110,646)
---------------------------------------------------------------------------- ------------------ ----------------- ------------

Balance, end of year                                                          $    649,240      $   480,097       $  398,702
---------------------------------------------------------------------------- ------------------ ----------------- -------------


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

Consolidated Statement of Cash Flows
(thousands of dollars except per unit amounts)

For the years ended December 31,                                  2003              2002                  2001
-------------------------------------------------------------------------- ------------------ ----------------------
Cash provided by (used in):

Operating activities
   Net income                                                $    85,804        $  24,379             $   53,988
   Add items not affecting cash:
     Depletion and depreciation                                  113,899           98,777                 68,453
     Provision for reclamation and abandonment                     6,199            5,856                  3,680
     Future income taxes                                         (44,516)         (14,252)               (15,561)
   Actual abandonment costs incurred (Note 7)                     (4,651)          (2,190)                  (384)
   Internalization of management contract (Note 9)                30,850               -                      -
-------------------------------------------------------------------------- ------------------ ----------------------

Cash flow                                                        187,585          112,570                110,176

Net change in non-cash operating working capital balances          6,410          (30,938)                18,334
-------------------------------------------------------------------------- ------------------ ----------------------

Cash provided by operating activities                            193,995           81,632                128,510
-------------------------------------------------------------------------- ------------------ ----------------------

Financing activities
   Bank loan                                                    (102,546)          83,470                 14,216
   Distributions paid                                           (127,325)         (85,218)              (126,883)
   Redemption of exchangeable shares                              (2,792)              -                      -
   Capital lease repayments                                       (9,305)         (11,366)                (2,629)
   Issuance of trust units (Note 8)                              214,002           55,821                161,409
   Advances to affiliates (Note 4)                                   -                948                     -
-------------------------------------------------------------------------- ------------------ ----------------------

Cash provided by (used in) financing activities                  (27,966)          43,655                 46,113
-------------------------------------------------------------------------- ------------------ ----------------------


Investing activities
   Reclamation and abandonment reserve (Note 7)                     (776)            (706)                  (447)
   Acquisition of property interests                            (186,956)        (158,516)              (177,729)
   Proceeds on disposition of properties                          33,466           30,019                  3,736
   Cash acquired on acquisition (Note 3b)                            -                427                     -
   Internalization of management contract (Note 9)                (8,009)              -                      -
-------------------------------------------------------------------------- ------------------ ----------------------

Cash used in investing activities                               (162,275)        (128,776)              (174,440)
-------------------------------------------------------------------------- ------------------ ----------------------
Net change in cash                                                 3,754           (3,489)                   183

Cash (bank overdraft), beginning of year                          (1,572)           1,917                  1,734
-------------------------------------------------------------------------- ------------------ ----------------------

Cash (bank overdraft), end of year                           $     2,182        $  (1,572)            $    1,917
-------------------------------------------------------------------------- ------------------ ----------------------

Interest paid during the year                                $     8,885        $   8,016             $    7,806
-------------------------------------------------------------------------- ------------------ ----------------------

Income taxes paid during the year                            $       842        $   1,281             $    1,065
-------------------------------------------------------------------------- ------------------ ----------------------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

Notes to consolidated financial statements



December 31, 2003, 2002 and 2001

1.   ORGANIZATION

Petrofund Energy Trust ("Petrofund" or the "Trust") is an open-ended investment trust created under the laws of the Province of Ontario pursuant to a trust indenture, as amended from time to time (the "Trust Indenture"), between Petrofund Corp. ("PC") and Computershare Trust Company of Canada (the "Trustee"). Active operations commenced March 3, 1989. The beneficiaries of the Trust are the holders of the trust units ("Unitholders").

PC, a wholly-owned subsidiary of the Trust, acquires oil and gas properties for its own account and sells a royalty interest (the "Royalty") to the Trust. The Royalty acquired from PC effectively transfers substantially all of the economic interest in the oil and gas properties to the Trust. The Trust is entitled to 99% of the production revenue from properties purchased by PC, less operating costs, general and administrative expenses, management fees (prior to 2003), debt service charges (including principal and interest) and taxes payable by PC.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared by the management of PC following Canadian generally accepted accounting principles. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated. The following significant accounting policies are presented to assist the reader in evaluating these consolidated financial statements.

     (a)  Basis of consolidation

The consolidated financial statements include the accounts of the Trust and its wholly-owned subsidiaries, PC, 1518274 Ontario Ltd., NCE Management Services Inc. ("NMSI"), which employed all of the personnel who provided services to the Trust, and NCE Petrofund Management Corp. ("NCEP Management", the "Previous Manager") collectively, the "Subsidiaries". NMSI and NCEP Management were acquired to effect the internalization of management and the shares of 1518274 Ontario Limited are exchangeable into trust units (see Notes 9 and 10).

     (b)  Oil and gas royalty and property interests

Oil and gas royalty and property interests are accounted for using the full cost method of accounting whereby all costs of acquiring and developing oil and gas royalty and property interests and equipment are capitalized. General and administrative costs and interest are not capitalized.

The provision for depletion and depreciation and the provision for site reclamation and abandonment costs are computed using the unit-of-production method based on the estimated gross proven oil and gas reserves. Proceeds on sale or disposition of oil and gas royalty and property interests are credited to oil and gas royalty and property interests, unless this results in a change in the depletion and depreciation rate by 20% or more, in which case a gain or loss is recognized in the consolidated statement of operations. The provision for reclamation and abandonment costs is accumulated as a long-term liability, which is reduced as actual expenditures are made.


The carrying value of the oil and gas royalty and property interests, net of accumulated depletion and depreciation, accrued reclamation and abandonment costs and future income taxes is limited to an amount equal to the estimated future net revenue, net of production-related general and administrative costs, reclamation and abandonment costs, and income taxes. Future net revenue was calculated using year end oil and gas prices and costs.


Effective January 1, 2004, the carrying value of the oil and gas royalty and property interests is limited to their fair value determined by the expected discounted future net revenue from the properties.

     (c)  Distributions payable to Unitholders

Distributions payable to Unitholders are equal to amounts received or receivable by the Trust on the cash distribution date. Income earned, but not received, is distributed on the cash distribution date following receipt.


     (d)  Future income taxes


The Trust follows the liability method of accounting for income taxes. Under this method, income tax liabilities and assets are recognized for the estimated tax consequences attributable to differences between the amounts reported in the financial statements of the Subsidiaries and their respective tax bases, using enacted income tax rates. The effect of a change in income tax rates on future tax liabilities and assets is recognized in income in the period in which the change occurs. Temporary differences arising on acquisitions result in future income tax assets or liabilities.


The Trust is a taxable entity under the Income Tax Act (Canada) and is taxable only on income that is not distributed or distributable to the Unitholders. As the Trust distributes all of its taxable income to the Unitholders and meets the requirements of the Income Tax Act (Canada) applicable to the Trust, no provision for future income taxes in the Trust has been made.


(e)  Net income per Trust unit

Basic net income per Trust unit is computed by dividing net income by the weighted average number of Trust units outstanding for the period. Diluted per unit amounts reflect the potential dilution that would occur if options to issue Trust units were exercised and Trust units were issued. The treasury stock method is used to determine the effect of dilutive instruments.

(f)  Hedging activity


The Trust uses derivative instruments to reduce its exposure to commodity price fluctuations. Gains and losses on contracts, all of which constitute effective hedges, are deferred and recognized as a component of the price of the related transaction.


(g)  Trust unit incentive plan


A Trust Unit Incentive Plan (the "Unit Incentive Plan") was established authorizing the issuance of options to acquire Trust units to directors, senior officers, employees and consultants of NCEP, Management, NCE Petrofund Advisory Corp., NMSI and certain other related parties, all of whom are deemed to be employees of the Trust. No options have been issued since 2002.


The Trust has elected to prospectively adopt amendments to the recommendations of the CICA on accounting for stock based compensation in accordance with the transitional provisions contained therein. Under the amended recommendations, the Trust must account for compensation expense based on the fair value of the options at the grant date. As the Trust has not granted any options since December 31, 2002, this change in accounting policy has no impact on the consolidated financial statements.

For options granted in 2002, the Trust has elected to continue accounting for compensation expense based on the intrinsic value of the options at the grant date and disclose pro forma net income and pro forma net income per Trust unit as if the fair value method had been adopted retroactively. The exercise price of options granted under the Unit Incentive Plan may be reduced in future periods in accordance with the terms of the Unit Incentive Plan. The amount of the reduction cannot be reasonably determined as it is dependent upon a number of factors including, but not limited to, future prices received on the sale of oil and natural gas, future production of oil and natural gas, and the determination of the amount to be withheld from future distributions to fund capital expenditures. Therefore, it is not possible to determine a fair value for the options granted under the Unit Incentive Plan and compensation expense has been determined based on the excess of the unit price over the reduced exercise price at the date of the financial statements and recognized in income over the vesting period of the options with a corresponding increase or decrease in contributed surplus. After the options have vested, compensation expense is recognized in income in the period in which a change in the market price of the Trust units or the exercise price of the options occurs. The compensation expense under this method in 2003 for the options issued in 2002 is $2.0 million. Net income would have been reduced by this amount and net income per Trust unit would have decreased by $0.03. For 2002, net income would have been reduced by $60,000 with a negligible impact on net income per Trust unit.

Consideration paid upon the exercise of the options together with any amount previously recognized in contributed surplus is recorded as an increase in unitholders' capital.

3.   ACQUISITIONS

(a)  Solaris Oil & Gas Inc.


On February 7, 2003, PC acquired 100% of the outstanding common shares of Solaris Oil & Gas Inc. for $7.4 million in cash and assumed $1.2 million of debt including negative working capital and the outstanding bank loan.


The acquisition was accounted for using the purchase method. A summary of the net assets acquired is a follows:

                                                    $000's
                  -------------------------------------------
                  Working capital                  $  (813)
                  Oil and gas properties            13,219
                  Bank loan                           (370)
                  Future income taxes               (4,676)
                  -------------------------------------------
                                                   $ 7,360
                  -------------------------------------------

(b)  NCE Energy Trust


On May 30, 2002, Petrofund Energy Trust acquired NCE Energy Trust for 0.2325 of a Trust unit for each Trust unit on a tax-free rollover basis. The value assigned to the Trust units of $13.024 per unit issued on the acquisition was based on the average market value of the Trust units five days before and after the acquisition was announced.

The acquisition was accounted for using the purchase method. A summary of the net assets acquired is as follows:

                                                  $000's
                  ---------------------------------------
                  Working capital               $ (39,518)
                  Oil and gas properties          165,254
                  Future income taxes             (27,097)
                  ---------------------------------------
                                                $  98,639
                  ---------------------------------------

Prior to the acquisition, Petrofund advanced $37.3 million to NCE Energy Trust to pay down the bank debt of NCE Energy Trust.

(c)  Magin Energy Inc. ("Magin")


On June 25, 2001, PC acquired 93.6% of the outstanding common shares of Magin and on July 3, 2001 acquired the remaining shares. Magin was amalgamated into PC on July 3, 2001.

In total, PC acquired 38,338,535 Magin common shares for $58.6 million in cash,
8.5 million Trust units with a deemed value of $18.56 per unit and the assumption of $43.7 million of debt including negative working capital, the outstanding bank loan and capital leases. In addition, other transaction costs of $11.8 million were incurred.

The acquisition was accounted for using the purchase method. A summary of the net assets acquired is as follows:

                                                        $000's
                  ----------------------------------------------
                  Working capital                  $     (4,749)
                  Oil and gas properties                381,043
                  Bank loan                             (21,569)
                  Capital leases                        (17,359)
                  Future income taxes                  (109,790)
                  ----------------------------------------------
                                                   $    227,576
                  ----------------------------------------------

4.   RELATED PARTY TRANSACTIONS

(a)  Management, advisory and administration agreement

     PC, NCEP Management, the Previous Manager, and the Trust had entered into an agreement which was amended from time to time, whereby the Previous Manager was to provide management, advisory and administrative services to PC and the Trust. During 2002 the Previous Manager was paid a management fee equal to 3.25% of net operating income plus Alberta Royalty Credit (2001-3.75%). In addition the Previous Manager received an investment fee of 1.5% (1.75% prior to January 1, 2002) of the purchase cost of all properties purchased by PC other than replacement properties, and a disposition fee equal to 1.25% (1.5% prior to January 1, 2002) of the sale price of properties sold. During 2002, the Previous Manager received a management fee from PC of $4.7 million (2001 - $5.3 million). In addition, the Previous Manager received investment fees of $1.3 million (2001 - $5.2 million), which were capitalized as part of the acquisitions, and disposition fees of $116,000 (2001 - $3,000), which reduced the proceeds of disposition. No management fees have been charged directly to the Trust.


     Due to the internalization of management, no fees were payable in 2003. (See Note 9)


     Under the terms of the agreement, the Previous Manager was entitled to be reimbursed by PC for general and administrative expenses. In any year, PC was to reimburse the Previous Manager no less than $240,000 and no more than 5% of gross production revenue for general and administrative expenses. To the extent that general and administrative expenses exceed 5% of gross production revenue, PC was entitled to set off and deduct the excess from its liability to pay management fees to the Previous Manager.


(b)  Management agreement

     The Previous Manager had entered into an agreement with NMSI to provide oil and gas investment, consulting, administrative and management services to PC. An officer and director of the Previous Manager is the sole beneficial shareholder of NMSI. During 2002 PC paid NMSI $11.7 million (2001 - $9.3 million) for accounting and administrative services, which is included in general and administrative expenses and $838,000 (2001 -

     $1.4 million) for project sourcing and evaluation services, which have been capitalized to oil and gas properties. In addition, PC reimbursed NMSI $300,000 (2001 - $600,000) for marketing and other related equity issue costs. No amounts for these services have been charged directly to the Trust. The amounts for general and administrative expenses paid to NMSI are subject to the same limitations noted for the Previous Manager in (a) above. Due to the internalization of management no amounts were paid to NMSI in 2003.

5.   LONG-TERM DEBT

Under the loan agreements, PC has a revolving working capital operating facility of $25 million and a syndicated facility of $240 million. Interest on the working capital loan is at prime and interest on the syndicated facility varies with PC's debt to cash flow ratio from prime to prime plus 75 basis points or, at the Trust's option, banker's acceptances rates plus stamping fees. As at December 31, 2003, there was no amount outstanding under the working capital facility and $110 million outstanding under the syndicated facility.

The revolving period on the syndicated facility ends on May 28, 2004, unless extended for a further 364 day period. In the event that the revolving bank line is not extended at the end of the 364 day revolving period, no payments are required to be made to non-extending lenders during the first year of the term period. However, Petrofund will be required to maintain certain minimum balances on deposit with the syndicate agent.

The limit of the syndicated facility is subject to adjustment from time to time to reflect changes in PC's asset base.

The credit facility is secured by a debenture in the amount of $350 million pursuant to which a Canadian chartered bank (the "Lender"), as principal and as agent for the other lender, received a first ranking security interest on all of PC's assets.

The loan is the legal obligation of PC. While principal and interest payments are allowable deductions in the calculation of royalty income, the Unitholders have no direct liability to the bank or to PC should the assets securing the loan generate insufficient cash flow to repay the obligation.

Substantially all of the credit facility is financed with Bankers' Acceptances, resulting in a reduction in the stated bank loan interest rates.

6.   CAPITAL LEASE OBLIGATIONS

The future minimum lease payments under the capital leases are as follows:


                                                                      $000's
----------------------------------------------------------------------------
2004                                                              $      423
2005                                                                     621
----------------------------------------------------------------------------

Total minimum lease payments                                           1,044
Less imputed interest at rates ranging from 7.37% to 8.425%              (80)
----------------------------------------------------------------------------
Obligation under capital leases                                          964
Current portion                                                         (356)
----------------------------------------------------------------------------

Long-term portion                                                 $      608
----------------------------------------------------------------------------

7.   RECLAMATION AND ABANDONMENT RESERVE

PC maintains a cash reserve to finance large and unusual oil and gas property reclamation and abandonment costs by withholding distributions accruing to Unitholders. At December 31, 2003, the cash reserve was $3.8 million (2002 - $3.0 million, 2001 - $2.1 million). In 2003, PC increased the cash reserve by withholding $776,000 (2002 - $706,000, 2001 - $447,000) from distributions accruing to Unitholders.

In addition, routine ongoing reclamation and abandonment costs of $4.7 million in 2003 (2002 - $2.2 million, 2001 - $384,000) were incurred and deducted from distributions accruing to Unitholders. 8.

     TRUST UNITS
                                                   Number
Authorized:  unlimited number of trust units       of Units          $000's
----------------------------------------------------------------------------
Issued

December 31, 2000                                 21,914,079   $     321,344
Issued for cash                                   11,183,334         167,350
Issued for Magin acquisition (Note 3(c))           8,464,399         157,139
Commissions and issue costs                                -         (11,781)
Options exercised                                    341,305           5,620
Unit purchase plan                                    13,279             220
----------------------------------------------------------------------------
December 31, 2001                                 41,916,396         639,892

Issued for cash                                    4,600,000          59,800
Issued for NCE Energy acquisition (Note 3(b))      7,573,874          98,639
Commissions and issue costs                                -          (4,190)
Options exercised                                      7,966              85
Unit purchase plan                                    10,184             126
----------------------------------------------------------------------------
December 31, 2002                                 54,108,420         794,352

Issued for cash                                   15,800,000         204,440
Issued for internalization of management
       contract (Note 9)                             100,244           1,123
Exchangeable shares converted                      1,000,000          11,200
Commissions and issue costs                                -        (11,001)
Options exercised                                  1,673,404          20,474
Unit purchase plan                                     6,509              89
----------------------------------------------------------------------------

December 31, 2003                                 72,688,577      $1,020,677
============================================================================


The Trust has a Distribution Reinvestment and Unit Purchase Plan (the "Plan") for Canadian residents. Under the terms of the Plan, Unitholders can elect, firstly, to reinvest their cash distributions and obtain either newly issued units of the Trust directly from the Trust or previously issued units of the Trust purchased in the open market and, secondly, to purchase for cash newly issued units directly from the Trust.

For the years ended December 31,                                2003                2002              2001
----------------------------------------------------------------------------------------------------------
Distributions reinvested to acquire
      previously issued units (000's)                     $     4,095        $     3,387        $    6,979
Price per unit                                            $     13.20        $     12.15        $    16.61
Number of units acquired                                      310,276            278,797           420,100
Distributions reinvested
     to acquire newly issued units (000's)                $        89        $       126        $      220
Price per unit                                            $     13.65        $     12.36        $    16.59
Number of units acquired                                        6,509             10,184            13,279

The weighted average Trust units/exchangeable shares outstanding are as follows:

For the years ended December 31,                                 2003               2002              2001
----------------------------------------------------------------------------------------------------------

Basic                                                      61,010,105         49,921,523        31,593,378
Diluted                                                    61,153,027         49,967,648        31,635,976
===========================================================================================================

Trust units/exchangeable shares:

For the years ended December 31,                             2003                  2002               2001
----------------------------------------------------------------------------------------------------------

Trust units outstanding                                 72,688,577            54,108,420        41,916,396
Trust units issuable on exchangeable
     shares (Note 10)                                      939,147                     -                 -
----------------------------------------------------------------------------------------------------------
                                                        73,627,724            54,108,420        41,916,396
===========================================================================================================


9.   INTERNALIZATION OF MANAGEMENT

On April 29, 2003, PC purchased 100% of the outstanding shares of NCEP Management (the Previous Manager) and NMSI. As a result of these transactions, all management acquisition and disposition fees payable to the Previous Manager were eliminated retroactive to January 1, 2003.

The total consideration paid was $30.9 million as detailed below.

   Total Consideration                                                                $000's
   -----------------------------------------------------------------------------------------
   Issuance of 1,939,147 exchangeable shares to the shareholder of the
        Previous Manager                                                            $ 21,718
   Cash repayment of indebtedness owing by the Previous Manager                        3,400
   Issuance of 100,244 units to executive management                                   1,123
   Cash payment to executive management                                                  780
   Cash payment for distributions on exchangeable shares and trust units
         from  January 1 to April 30, 2003,                                            1,326
   Transaction costs                                                                   2,503
   -----------------------------------------------------------------------------------------
   Total Purchase Price                                                             $ 30,850
   =========================================================================================

To ensure an orderly transition of the services that were provided by the Previous Manager through its offices in Toronto, PC entered into an agreement with Sentry Select Capital Corp. ("Sentry") to provide certain services to the Trust and PC until December 31, 2003, for a maximum cost of $2 million. The amount incurred decreased from $1 million in the first quarter of 2003 to $500,000 in the second quarter and to $250,000 in each of the third and fourth quarters. As of December 31, 2003, Sentry no longer provides any services to Petrofund or to any of its subsidiaries. Sentry is a company in which John Driscoll, the Chairman of the Board of Directors of PC, owns a controlling interest.

Prior to the acquisition, the Previous Manager was paid a management fee equal to 3.25% of net operating income plus Alberta Royalty Credit, an investment fee equal to 1.50% of the purchase price of all properties purchased by PC and a disposition fee of 1.25% of properties sold, except replacement properties.

10.  EXCHANGEABLE SHARES

The number of Exchangeable Shares to be issued in connection with the internalization of the management contract was determined based on a negotiated value of $12.17 per share as set out in the Information Circular dated March 10, 2003. For accounting purposes, the 1,939,147 Exchangeable Shares were deemed to be issued at a value of $11.20 per share, being the average trading value of the Trust units for the last ten days prior to the closing date. Initially, each Exchangeable Share was exchangeable into one Trust Unit. The exchange ratio is adjusted from time to time to reflect the per unit distributions paid to unitholders after the closing date. Under the terms of the Exchangeable Share Agreement, the holder of the Exchangeable Shares is entitled to redeem for cash the number of shares equal to the cash distributions that would have been received had the Exchangeable Shares been converted to Trust units. As a result of the redemption feature, the number of Trust units issuable upon conversion is expected to remain constant over time. As the substance of this feature is to allow the holder of the Exchangeable Shares to receive cash distributions, the redemption has been accounted for as a distribution of earnings rather than a return of capital. In 2003, 181,041 Exchangeable Shares were redeemed for $2.8 million in cash.

On December 17, 2003, 906,635 Exchangeable Shares were converted to 1,000,000 Trust units at a rate of 1.10298. At December 31, 2003, 851,471 Exchangeable Shares were outstanding, at an exchange ratio of 1.10298 per Trust Unit.

     Issued and Outstanding                                   Number of Shares               $000's

     Issued for internalization of Management Contract               1,939,147          $     21,718
     Redemption of Shares                                            (181,041)                     -
     Exchanged for Trust Units                                       (906,635)              (11,200)
     -----------------------------------------------------------------------------------------------
     Balance, December 31, 2003                                        851,471                10,518
     Exchange ratio, end of period                                     1.10298                     -
     -----------------------------------------------------------------------------------------------
     Trust Units issuable upon conversion                              939,147          $     10,518
     ===============================================================================================


11.  UNIT INCENTIVE PLAN

A total of 5,200,000 units have been reserved for issuance under the Unit Incentive Plan of which 2,254,100 have been issued as at December 31, 2003.

A summary of the status of the Unit Incentive Plan as of December 31, 2003, 2002 and 2001, and changes during the years then ended is presented below:

For the years ended December 31,                       2003                         2002                      2001
-------------------------------------------------------------------------------------------------------------------
                                                   Weighted                     Weighted                  Weighted
                                                    Average                      Average                    Average
                                                   Exercise                     Exercise                   Exercise
                                         Units        Price           Units        Price        Units         Price
                                         -----        -----           -----        -----        -----         -----
Options outstanding,
    beginning of year                3,028,280   $    13.21       1,840,190    $   15.92      941,278     $   16.71
Issued                                        -              -    1,468,100        10.65    1,477,800         17.65
Forfeited                             (555,754)       16.82         (272,044)      16.66      (237,583)       18.38
Exercised                           (1,673,404)       12.88           (7,966)      10.65      (341,305)       16.47
-------------------------------------------------------------------------------------------------------------------
Options outstanding before
    reduction of exercise price        799,122   $    14.74       3,028,280    $   13.31    1,840,190     $   17.29
Reduction of exercise price                  -        (1.81)              -        (0.10)           -         (1.37)
---------------------------------------------------------------------------------------------------------------------
Options outstanding,
    end of year                        799,122   $    12.93       3,028,280    $   13.21    1,840,190     $   15.92
-------------------------------------------------------------------------------------------------------------------
Options exercisable,
     end of year                       440,656   $    15.36       1,593,681    $   14.10      745,565     $   16.08
-------------------------------------------------------------------------------------------------------------------

The options granted in 2002 and 2001 are exercisable at the original option prices, which were the market prices of the units on the date of the grants, or if so elected by the participant, at reduced prices as described below. The option prices are reduced for each calendar quarter ending after the date of the grant by the positive amount, if any, equal to the amount by which the aggregate distributions made by the Trust in any calendar quarter ending after the date of the grant exceed 2.5% of the oil and gas royalty and property interests on the Trust's consolidated balance sheet at the beginning of the applicable calendar quarter divided by the issued and outstanding units at the beginning of the applicable quarter.

The following table summarizes the options outstanding at December 31, 2003:

        Number            Exercise        Reduced Exercise
      of Units           Price                 Price              Expiry Date

          4,689         $  15.00                  N/A             May 8, 2005
        280,666         $  19.35          $     16.23        January 30, 2006
        109,067         $  17.25          $     14.78           April 4, 2006
         21,800         $  14.71          $     13.31           July 20, 2006
        382,900         $  10.65          $     9.93            July 25, 2007


12.  DISTRIBUTIONS ACCRUING TO UNITHOLDERS

     Under the terms of the Trust Indenture, the Trust makes monthly distributions within a specified period following the end of each month ("Cash Distribution Date"). Distributions are equal to amounts received by the Trust on the Cash Distribution Date less permitted expenses. Distributions to Unitholders coincide with cash receipts of royalty income from PC. An overall analysis is as follows:


For the period ended           Cash Distribution Date              2003             2002              2001
----------------------------------------------------------------------------------------------------------

November 30                         January 31               $    0.15         $    0.15          $   0.42
December 31                         February 28                   0.16              0.15              0.42
January 31                          March 31                      0.17              0.13              0.42
February 28                         April 30                      0.17              0.13              0.42
March 31                            May 31                        0.18              0.14              0.45
April 30                            June 30                       0.18              0.14              0.45
May 31                              July 31                       0.18              0.14              0.36
June 30                             August 31                     0.18              0.14              0.32
July 31                             September 30                  0.18              0.14              0.25
August 31                           October 31                    0.18              0.15              0.25
September 30                        November 30                   0.18              0.15              0.25
October 31                          December 31                   0.18              0.15              0.23
----------------------------------------------------------------------------------------------------------

Cash Distributions per Trust unit                             $   2.09         $    1.71          $   4.24
----------------------------------------------------------------------------------------------------------


Reconciliation of Distributions Accruing to Unitholders
(thousands of dollars except per unit amounts)

For the years ended December 31,                                   2003             2002              2001
----------------------------------------------------------------------------------------------------------

Distributions payable, beginning of year                   $     30,065        $  12,188        $   28,425
----------------------------------------------------------------------------------------------------------

Distributions accruing during the year
     Cash flow from operating activities                        187,585          112,570           110,176
     Redemption of exchangeable shares                           (2,792)               -                 -
     Proceeds on disposition of property interests                    -              946             3,546
     Reclamation and abandonment reserve                           (776)            (706)             (447)
     Less capital lease repayment (2) (3)                        (3,305)          (5,366)           (2,629)
       Capital expenditures                                    (30,000)          (10,000)                -
----------------------------------------------------------------------------------------------------------
Total distributions accruing during the year                    150,712           97,444           110,646
NCE Energy Trust cash flow (1)                                        -            5,651                 -
----------------------------------------------------------------------------------------------------------
Total distributable income for the year                         150,712          103,095           110,646
----------------------------------------------------------------------------------------------------------

Distributions paid                                             (127,325)         (85,218)         (126,883)
-----------------------------------------------------------------------------------------------------------

Distributions payable, end of year (4)                     $     53,452        $  30,065      $     12,188
----------------------------------------------------------------------------------------------------------

Distributions accruing to Unitholders per Trust unit
     Basic                                                 $       2.47        $    2.07        $     3.50
     Diluted                                               $       2.46        $    2.06        $     3.49

(1)  Remaining undistributed cash flow of NCE Energy Trust on May 30, 2002 (see
     Note 3b).
(2)  Net of $6 million refinanced by increased bank loan in 2002
(3)  Net of $6 million refinanced by increased bank loan in 2003.

(4) It is expected that a portion of this amount will be used to fund capital expenditures.

13.  FINANCIAL INSTRUMENTS

The Trust's financial instruments consist of cash, accounts receivable and payable, long-term debt, capital lease obligations and derivative instruments. As at December 31, 2003, the carrying value of the cash and accounts receivable and payable approximated their fair value due to their short-term nature. The carrying value of the long-term debt approximated its fair value due to the floating rate of interest charged under the facilities. The carrying value of the capital lease obligations is not significantly different from their fair values.

The derivative instruments have no carrying value (see Note 14). The derivative instruments at December 31, 2003, had a negative fair value of $6.8 million based on quotes provided by brokers. This fair value represents an approximation of amounts that would be paid to counterparties to settle these instruments at the balance sheet date. The Trust plans to hold all derivative instruments outstanding at December 31, 2003, to maturity.

14.  DERIVATIVE FINANCIAL INSTRUMENTS AND PHYSICAL CONTRACTS

The Trust enters into various pricing mechanisms to reduce price volatility and establish minimum prices for a portion of its oil and gas production. These include fixed-price contracts and the use of derivative financial instruments.

The outstanding derivative financial instruments, all of which constitute effective hedges, and the related unrealized gains or losses, and physical contracts as at December 31, 2003, are summarized separately below:

                                                                                        Unrealized
                                       Volume           Price          Delivery        Gain (Loss)
Natural Gas           Term              mcf/d           $/mcf           Point             $000's

Collar          November 1, 2003 to     9,475        $6.23-$8.34          AECO        $        118
                March 31, 2004
Collar          November 1, 2003 to     9,475        $5.80-$10.98         AECO                 164
                March 31, 2004
Fixed           January 1, 2004 to      4,737        $6.07                AECO               (316)
                March 31, 2004
Fixed           January 1, 2004 to      4,737        $6.23                AECO               (246)
                March 31, 2004
Fixed           January 1, 2004 to      4,737        $6.81                AECO                  18
                March 31, 2004
Fixed           January 1, 2004 to      4,737        $7.39                AECO                 255
                March 31, 2004
Collar          April 1, 2004 to        9,475        $5.17-$7.28          AECO                 268
                October 31, 2004
Collar          April 1, 2004 to        9,475        $5.07-$6.81          AECO                (66)
                October 31, 2004
Collar          April 1, 2004 to        1,895        $5.28-$7.39          AECO                  56
                October 31, 2004
Fixed           April 1, 2004 to        4,737        $5.33                AECO               (550)
                October 31, 2004
Collar          November 1, 2004 to     9,475        *(1)                 AECO                  54
                March 31, 2005
--------------------------------------------------------------------------------------------------
Total                                                                                 $      (245)
==================================================================================================


     *(1) At Prices above $8.97/mcf Petrofund receives $8.97/mcf.
          At Prices between $5.80/mcf and $8.97/mcf receives the market price. At Prices below $4.74/mcf Petrofund receives a premium of $1.06/mcf.

                                                                                                         Unrealized
                                                     Volume         Price                Delivery       Gain (Loss)
Oil                      Term                        bbl/d          $/bbl                Point               $000's

Fixed Price              January 1, 2004 to          1,995     $38.59                      Edmonton    $      (897)
                         June 30, 2004
Fixed Price              July 1, 2004 to               668     $36.41                      Edmonton           (186)
                         December 31, 2004
Collar                   January 1, 2004 to          2,000     $31.12-$35.98               Edmonton           (999)
                         March 31, 2004
Three Way Collar         January 1, 2004 to          2,000     *(1)                        Edmonton         (1,478)
                         June 30, 2004
Collar                   April 1, 2004 to            2,000     $31.12-$36.56               Edmonton           (768)
                         June 30, 2004
Three Way Collar         July 1, 2004 to             2,000     *(2)                        Edmonton           (892)
                         December 31, 2004
Collar                   July 1, 2004 to             2,000     $31.12-$36.30               Edmonton           (591)
                         September 30, 2004
Collar                   October 1, 2004 to          2,000     $31.12-$36.30               Edmonton           (505)
                         December 31, 2004
Three Way Collar         January 1, 2005 to          1,000     *(3)                        Edmonton           (516)
                         December 31, 2005
--------------------------------------------------------------------------------------------------------------------
Total                                                                                                  $    (6,832)
====================================================================================================================

          *(1) At Prices above $37.27 Petrofund receives $37.27/bbl.
               At Prices between $31.12 and $37.27/bbl Petrofund receives the market price.
               At Prices below $27.55 Petrofund receives a premium of $3.89/bbl.

          *(2) At Prices above $37.60 Petrofund receives $37.60/bbl.
               At Prices between $31.45 and $37.60/bbl Petrofund receives the market price.
               At Prices below $27.87 Petrofund receives a premium of $3.89/bbl.

               *(3) At Prices above $37.60 Petrofund receives $37.60/bbl.
               At Prices between $31.12 and $37.60/bbl Petrofund receives the market price.
               At Prices below $25.93 Petrofund receives a premium of $5.19/bbl.

All the oil hedges are at U.S. WTI prices and have been converted to Canadian dollars at the year end exchange rate of $1.2965 C$:U.S.$.

                                                                                                         Unrealized
                                                 Volume             Price                  Delivery      Gain (Loss)
Electricity           Term                        MW/h            $/MWh                    Point              $000's
--------------------------------------------------------------------------------------------------------------------
Fixed Price           January 1, 2004 to             3.0         $    44.50               Alberta Power    $     303
                      December 31, 2005                                                      Pool
--------------------------------------------------------------------------------------------------------------------

The gains or losses are recognized on a monthly basis over the terms of the contracts and adjust the prices received.

Derivative financial instruments and physical hedge contracts involve a degree of credit risk, which the Trust controls through the use of financially sound counterparties. Market risk relating to changes in value or settlement cost of the Trust's derivative financial instruments is essentially offset by gains or losses on the underlying physical sales.

15.  INCOME TAXES

The future income tax liability (asset) includes the following temporary differences (thousands of dollars):

     As at December 31,                 2003             2002              2001
     --------------------------------------------------------------------------
     Oil and gas properties      $    77,005      $   119,825       $   106,961
     Resource allowance                    -           (2,980)           (2,961)
     ---------------------------------------------------------------------------

                                 $    77,005      $   116,845       $   104,000
     --------------------------------------------------------------------------

The provision for current and future income taxes differs from the result which would be obtained by applying the combined federal and provincial statutory tax rates to income before income taxes. This difference results from the following:

For the years ended December 31,                                   2003             2002              2001
----------------------------------------------------------------------------------------------------------
Income before income tax provision                        $      41,857     $     10,165       $    40,128
----------------------------------------------------------------------------------------------------------

Income tax provision computed at statutory rates           $     17,052         $  4,294       $    17,304
Effect on income tax of:
     Income attributed to the Trust                             (41,468)         (24,435)          (32,665)
     Internalization of management contract                      12,568                -                 -
     Non-deductible crown charges,
        net of Alberta Royalty Credit                            24,190           17,055            19,276
     Resource allowance                                         (20,730)         (15,045)          (16,661)
     Capital taxes                                                1,000              831             1,130
     Income tax rate reductions on opening balances             (36,688)               -              (329)
     Temporary differences in resource allowance                      -              (19)           (2,427)
     Other                                                          129            3,105               512
----------------------------------------------------------------------------------------------------------

Provision for (recovery of) income taxes                  $    (43,947)     $    (14,214)      $   (13,860)
===========================================================================================================


The petroleum and natural gas properties and facilities owned by the Subsidiaries have a tax basis of $232.7 million ($212 million - 2002, $153.3 million - 2001) available for future use as deductions from taxable income. Included in this tax basis are non-capital loss carry forwards of $43.6 million ($34.0 million - 2002, $33.6 million - 2001), which could expire in various years through 2010.

16.  NET INCOME PER TRUST UNIT

Basic per unit calculations are based on the weighted average number of Trust units and exchangeable shares outstanding. Diluted calculations include additional Trust units for the dilutive impact of options. There were no adjustments to net income in calculating diluted per Trust unit amounts.

The weighted average units/exchangeable shares outstanding are as follows:

For the years ended December 31,         2003             2002              2001
--------------------------------------------------------------------------------
Basic                              61,010,105       49,921,523        31,593,378
Diluted                            61,153,027       49,967,648        31,635,976


17.  LONG-TERM COMMITMENTS

PC has the following long-term commitments for the years indicated:

(thousands of dollars)                                  2004        2005          2006         2007         2008
----------------------------------------------------------------------------------------------------------------
Capital leases (Note 6)                            $     0.4     $    0.6      $     -      $     -    $       -
Office lease                                             1.1          0.8            -            -            -
Processing & transportation agreement                    1.8          1.8          2.0          2.1          2.2
CO2 purchases                                            3.9          4.7          4.1          3.5          3.3
----------------------------------------------------------------------------------------------------------------
                                                    $    7.2     $    7.9        $ 6.1      $   5.6    $     5.5
----------------------------------------------------------------------------------------------------------------


18. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP")

The Trust's consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These principles, as they pertain to the Trust's consolidated financial statements, differ from United States generally accepted accounting principles ("U.S. GAAP") as follows:

     (a) The Canadian GAAP ceiling test is comparable to the Securities and Exchange Commission ("SEC") method using constant prices, costs and tax legislation except that the SEC requires the resulting amounts to be discounted at 10%. In addition, the SEC does not require the inclusion of any general and administrative or interest expenses in the calculation.

     (b) U.S. GAAP utilizes the concept of comprehensive income, which includes items not included in net income. At the current time, there is no similar concept under Canadian GAAP.

     (c) Effective January 1, 2001, for U.S. reporting purposes, the Trust adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that all derivative instruments (including derivative instruments embedded in other contracts), as defined, be recorded in the balance sheet as either an asset or a liability measured at fair value and requires that changes in fair value be recognized currently in income unless specific hedge accounting criteria are met. There are no similar standards under Canadian GAAP at this time.

          Hedge accounting treatment allows unrealized gains and losses to be deferred in other comprehensive income (for the effective portion of the hedge) until such time as the forecasted transaction occurs and requires that an entity formally document, designate and assess effectiveness of derivative instruments that receive hedge accounting treatment. Upon adoption, the Trust formally documented and designated all hedging relationships and verified that its hedging instruments are effective in offsetting changes in actual prices received by the Trust. Such effectiveness is monitored at least quarterly and any ineffectiveness is reported in other revenues (losses) in the consolidated statement of operations. In 2003, the Trust has elected to use fair value accounting for its derivative instruments for U.S. GAAP and the change in fair value of these contracts has been reported in income.


     (d) Prior to January 1, 2003, for Canadian GAAP purposes, compensation expense for options granted under the Unit Incentive Plan was measured based on the intrinsic value of the award at the grant date. For the years ended December 31, 2003, and 2002, pro forma disclosures are included in the notes to the financial statements of the impact on net income and net income per Trust unit had the Trust accounted for compensation expense based on the fair value of options granted during 2002. Effective January 1, 2003, the Trust accounts for compensation expense for options granted on or after January 1, 2003, based on the fair value method of accounting as described in Note 2g.

          For U.S. GAAP purposes, the Unit Incentive Plan is a variable compensation plan as the exercise price of the options is subject to downward revisions from time to time. Accordingly, compensation expense is determined as the excess of the market price of the Trust units over the adjusted exercise price of the options at each financial reporting date and is deferred and recognized in income over the vesting period of the options. After the options have vested, compensation expense is recognized in income in the period in which a change in the market price of the Trust units or the exercise price of the options occurs.

          At December 31, 2001, the exercise price of the options granted under the Unit Incentive Plan exceeded the market price of the Trust units. Therefore, no compensation expense was recorded in 2001. No options have been granted subsequent to December 31, 2002.

     (e) In June 2001, the U.S. Financial Accounting Standards Board issued Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS
          143). FAS 143 requires recognition of a liability for the future retirement obligations associated with property, plant and equipment. These obligations are initially measured at fair value, which is the discounted future value of the liability. The liability is accreted each period for the change in present value and the accretion expense is charged to income. The fair value of the liability is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The Trust adopted FAS 143 effective January 1, 2003, for U.S. reporting purposes and the cumulative effect adjustment from initial application has been charged to net income in the current year. Under current Canadian GAAP and U.S. GAAP prior to asset retirement obligations are accrued using the unit-of-production method based on the undiscounted value of the liability. Effective January 1, 2004, the

          Trust must adopt new Canadian accounting standards for accounting for asset retirement obligations which are expected to eliminate this difference in future years.

     (f) In November 2002, the FASB issued Interpretation No. 45, "Guarantors' Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 elaborates on the disclosures that must be made regarding obligations under certain guarantees issued by the Trust. It also requires that the Trust recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied to guarantees issued or modified after December 31, 2002. There are no guarantees outstanding at December 31, 2003.

     (g) The Trust presents cash flow before changes in non-cash operating working capital as a subtotal in the Consolidated Statement of Cash Flows. This line item would not be presented in a cash flow statement prepared in accordance with U.S. GAAP. This difference does not result in an adjustment to the financial results as reported under the Canadian GAAP.

     (h) The following standards issued by the FASB do not have an impact on the Trust, at the current time:

          o FAS 150 "Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity".

          o    FIN 46 and FIN 46-R "Consolidation of Variable Interest
               Entities".

     The Trust will continue to assess the applicability of these standards in the future.

The application of U.S. GAAP would have the following effects on net income as reported:

For the years ended December 31, ($000's)                                   2003             2002           2001
----------------------------------------------------------------------------------------------------------------

Net income as reported in consolidated
     statement of operations                                          $    85,804    $     24,379   $     53,988

Adjustments:
     Unrealized loss on derivatives                                        (6,774)           (563)             -
     Compensation expense                                                  (3,144)            (59)             -
     Depletion and depreciation                                            21,098          24,552          1,550
     Asset retirement obligation                                            3,955               -              -
     Ceiling test write down                                                    -               -       (221,886)
     Deferred income taxes                                                 (3,823)         (8,228)        66,392
----------------------------------------------------------------------------------------------------------------
Net income, as adjusted, before cumulative
     effect of a  change in accounting principle                           97,116          40,081        (99,956)
Cumulative effect of a change in accounting
     principle, net of income taxes                                        (2,419)             -               -
----------------------------------------------------------------------------------------------------------------
Net income, as adjusted, after cumulative effect                           94,697          40,081        (99,956)
Unrealized gain (loss) on derivatives, net of income tax
expense (recovery) of $330 (2002 -$(1,113), 2001 - $783)                      451          (1,483)         1,032
----------------------------------------------------------------------------------------------------------------

Comprehensive income                                                  $    95,148    $     38,598   $    (98,924)
-----------------------------------------------------------------------------------------------------------------

Net income (loss) per unit, as adjusted
before cumulative effect
     Basic                                                            $      1.59    $       0.77   $      (3.16)
     Diluted                                                          $      1.59    $       0.77   $      (3.16)

Net income (loss) per unit, as adjusted
after cumulative effect
     Basic                                                            $      1.55    $       0.77   $      (3.16)
     Diluted                                                          $      1.55    $       0.77   $      (3.16)


Accumulated other comprehensive income:

For the years ended December 31, ($000's)                                    2003            2002            2001
-----------------------------------------------------------------------------------------------------------------

Opening balance at January 1                                          $      (451)   $      1,032   $           -
Unrealized gain (loss) on derivatives, net of income tax
expense (recovery) of $330 (2002 - $(1,113), 2001 - $783)                     451          (1,483)          1,032
-----------------------------------------------------------------------------------------------------------------
Closing balance at December 31                                        $         -     $      (451)  $       1,032
-----------------------------------------------------------------------------------------------------------------

The application of US GAAP would have the following effects on the consolidated balance sheet as reported:

                                                                                  Increase
As at ($000's)                                              As reported           (Decrease)       US GAAP
----------------------------------------------------------------------------------------------------------
December 31, 2003
     Oil and gas derivative instruments                     $         -      $      (6,774)     $    (6,774)
     Oil and gas royalty and property interests, net            879,633           (157,172)         722,461
     Future income taxes                                         77,005            (52,450)          24,555
     Accrued reclamation and abandonment costs                   16,846             17,517           34,643
     Unitholders' equity                                        649,240           (129,013)         520,227

December 31, 2002
     Oil and gas derivative instruments                     $         -      $      (1,194)     $    (1,194)
     Oil and gas royalty and property interests, net            835,366           (198,651)         632,715
     Future income taxes                                        116,845            (58,344)        58,501
     Unitholders' equity                                        480,097           (141,501)         338,596
